EXHIBIT 5.2

[O’Melveny & Myers LLP Letterhead]

August 30, 2019

Sportsman’s Warehouse Holdings, Inc.

7035 South High Tech Drive

Midvale, Utah 84047

Re:          Registration of Securities of Sportsman’s Warehouse Holdings, Inc.

Ladies and Gentlemen:

In connection with the registration of certain shares of Common Stock of Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Form S-8 Amendment”), filed with the Securities and Exchange Commission on or about the date hereof, that may be issued or delivered pursuant to the Sportsman’s Warehouse Holdings, Inc. 2019 Performance Incentive Plan (the “2019 Plan”), such Shares having originally been authorized for issuance under the Sportsman’s Warehouse Holdings, Inc. 2013 Performance Incentive Plan and the maximum number of such Shares being 709,444 all as further described in the “Explanatory Note” to the Form S-8 Amendment, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the 2019 Plan and relevant agreements duly authorized by and in accordance with the terms of the 2019 Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2019 Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Form S-8 Amendment.

Respectfully submitted,
/s/ O’Melveny & Myers LLP